Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Black Cactus Global, Inc. (f/k/a Envoy Group Corp.) on Form S-1, of our report dated August 11, 2017, with respect to the financial statements of Black Cactus Global, Inc. for the years ended April 30, 2017 and 2016 and of our report dated June 6, 2017 with respect to the financial statements of Black Cactus Global, Inc. for the years ended April 30, 2016 and 2015. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Manning Elliott LLP

Vancouver, BC

April 24, 2018